EXHIBIT 99.1

Press Release

GeoPharma, Inc. Closes $12.5 Million Debt and Equity Financing

Monday April 9, 7:55 am ET

LARGO, Fla., April 9 /PRNewswire-FirstCall/ — GeoPharma, Inc. (Nasdaq: GORX - News) - GeoPharma announces today that it closed a $12.5 million debt and equity financing with a single institutional investor. Of the $12.5 million gross proceeds before placement fees and other costs, GeoPharma issued $10 million of convertible debt, $2.5 million of equity and warrants. In addition, the investor has the option to invest additional funds in the future. Proceeds of the funding will be used to strengthen the Company’s cash position, support sterile injectable and other ongoing generic pharmaceutical expansion including plant infrastructure, equipment expansion, research and development and related generic drug working capital needs. The funding, in which Rodman & Renshaw, LLC acted as the exclusive placement agent, was completed April 5, 2007.

Mihir Taneja, Chief Executive Officer of GeoPharma stated, “This financing will strengthen GeoPharma’s ability to expand its generic drug platform, allowing us to file more ANDA’s (Abbreviated New Drug Applications) in not only the oral dosage market but the sterile injectable markets. This opportunity for rapid growth should position us as a dominant player in the specialty niche pharmaceutical markets.”

With its current cash balance and its prospective pipeline of drugs, GeoPharma believes that it has successfully secured the necessary capital to strengthen its strategic position in niche pharmaceutical market. As a generic pharmaceutical driven company with added financial resources, GeoPharma can now expand its drug filing to other niche areas with little generic competition.

For further details, please see the Company’s Form 8-K to be filed on or before April 10, 2007.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.hoodiadexL10.com and www.onlineihp.com .

This press release may contain statements, which constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.